AMENDMENT TO TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

THIS AMENDMENT TO TRANSFER AGENCY AND REGISTRAR SERVICES

AGREEMENT (this “Amendment”), dated as of December 9, 2021 (the “Effective Date”), by and between PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, a Delaware limited liability company (“PIMCO”), on behalf of each of the funds listed on Exhibit A hereto and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company (“AST”; together with PIMCO, the “Parties” and each, a “Party”).

WHEREAS, the Parties entered into that certain Transfer Agency and Registrar Services Agreement, dated as of April 19, 2016 (as amended, amended and restated, supplemented or modified from time to time, the “Agreement”); and

WHEREAS, the Parties wish to amend the Agreement to reflect AST’s appointment as transfer and registrar for PIMCO Access Income Fund (the “Fund”).

NOW, THEREFORE, in consideration of the promises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2.    Amendment. As of the Effective Date, Exhibit A of the Agreement is hereby amended and restated by being replaced in its entirety with a new Exhibit A attached hereto as Appendix I.

3.    Fees. PIMCO hereby agrees to pay AST a monthly administration fee of $1,770.00 for the transfer agent and registrar services provided by AST to the Fund pursuant to the Agreement (the “Monthly Administration Fee”); provided, however, that the Monthly Administration Fee will be automatically adjusted to $2,000.00 if PIMCO requests AST to pay dividends or distributions on behalf of the Fund on a monthly basis.

4.    Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Amendment Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import will mean and be a reference to the Agreement, as amended by this Amendment.

5.    Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)    It has the full right, corporate power and authority to enter into this Amendment and to perform its obligations hereunder and under the Agreement as amended by this Amendment.

(b)    This Amendment has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

6.     Miscellaneous.

(a)    This Amendment is governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles.

(b)    This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c)    This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(d)    This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

/s/ Peter Strelow
Name: Peter Strelow
Title: Managing Director

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

/s/ Carlos Pinto
Name: Carlos Pinto
Title: Senior Vice President

APPENDIX I

EXHIBIT A

Each Company is authorized to issue the following shares/units:

Fund Name	Class of Stock	Par Value	Number of Shares/ Units Authorized

PCM Fund, Inc.	Common	$0.001	300,000,000,000

PIMCO California Municipal Income Fund	Common	$0.00001	Unlimited

PIMCO California Municipal Income Fund II	Common	$0.00001	Unlimited

PIMCO California Municipal Income Fund III	Common	$0.00001	Unlimited

PIMCO Corporate & Income Opportunity Fund	Common	$0.00001	Unlimited

PIMCO Corporate & Income Strategy Fund	Common	$0.00001	Unlimited

PIMCO Dynamic Income Fund	Common	$0.00001	Unlimited

PIMCO Global StocksPLUS & Income Fund	Common	$0.00001	Unlimited

PIMCO High Income Fund	Common	$0.00001	Unlimited

PIMCO Income Opportunity Fund	Common	$0.00001	Unlimited

PIMCO Income Strategy Fund	Common	$0.00001	Unlimited

PIMCO Income Strategy Fund II	Common	$0.00001	Unlimited

PIMCO Municipal Income Fund	Common	$0.00001	Unlimited

PIMCO Municipal Income Fund II	Common	$0.00001	Unlimited

PIMCO Municipal Income Fund III	Common	$0.00001	Unlimited

PIMCO New York Municipal Income Fund	Common	$0.00001	Unlimited

PIMCO New York Municipal Income Fund II	Common	$0.00001	Unlimited

PIMCO New York Municipal Income Fund III	Common	$0.00001	Unlimited

PIMCO Strategic Income Fund Inc.	Common	$0.00001	500,000,000,000

PIMCO Dynamic Credit and Mortgage Income Fund	Common	$0.00001	Unlimited

PIMCO Energy and Tactical Credit Opportunities Fund	Common	$0.00001	Unlimited

PIMCO Dynamic Income Opportunities Fund	Common	$0.00001	Unlimited

PIMCO Access Income Fund	Common	$0.00001	Unlimited